EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-83492 and Form S-4 No. 333-121985) and in the related Prospectus and in the Registration Statements (Forms S-8 No. 333-121075, No. 333-108022, No. 333-56106, No. 333-42932, No. 333-64167, No. 333-57781, No. 33-88426, No. 333-27835 and No. 333-27831) of GTECH Holdings Corporation of our reports dated April 10, 2006, with respect to the consolidated financial statements and schedule of GTECH Holdings Corporation, GTECH Holdings Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GTECH Holdings Corporation, included in this Annual Report (Form 10-K) for the fiscal year ended February 25, 2006.

/s/ Ernst & Young LLP
Boston, Massachusetts
April 18, 2006